Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
GOGORO INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares reserved for issuance under the 2022 Equity Incentive Award Plan	Rule 457(c) and Rule 457(h)	40,467,241(2)	$5.98(3)	$241,994,102	$92.70 per $1,000,000	$22,433
Total Offering Amounts					$241,994,102		$22,433
Total Fee Offsets(6)							-
Net Fee Due							$22,433

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares that become issuable under the Registrant’s 2022 Equity Incentive Award Plan (the “2022 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding ordinary shares.

(2)
This Registration Statement registers 40,467,241 ordinary shares for issuance under the 2022 Plan, which is comprised of (i) 26,633,840 ordinary shares initially reserved for issuance under the 2022 Plan, (ii) 5,843,249 ordinary shares subject to awards granted under the Company Incentive Plans (as defined in the Merger Agreement (the “Merger Agreement”), dated September 16, 2021 by and among the Registrant, Poema Global Holdings Corp., Starship Merger Sub I Limited and Starship Merger Sub II Limited) that were assumed pursuant to the Merger Agreement (or “assumed awards”) that, on or after the effectiveness of the 2022 Plan, will become available for issuance under the 2022 Plan if the underlying assumed awards are forfeited to or repurchased by the Registrant due to failure to vest, or are withheld by the Registrant from assumed awards other than restricted stock for tax withholding obligations, and (iii) 7,990,152 ordinary shares reserved that may be issued under the 2022 Plan in accordance with Section 6.06 of the Merger Agreement.

(3)	Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $5.98 per share, which is the average of the high and low prices of the Registrant’s ordinary shares as reported on the Nasdaq Global Select Market on May 3, 2022.
(6)	The Registrant does not have any fee offsets.